Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-217107) pertaining to the Peabody Energy Corporation 2017 Incentive Plan of our reports dated February 27, 2019, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation and the effectiveness of internal control over financial reporting of Peabody Energy Corporation included in this Annual Report (Form 10-K) of Peabody Energy Corporation for the year ended December 31, 2018.

/s/  Ernst & Young LLP

St. Louis, Missouri
February 27, 2019